Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of QHY Group, formerly known as Yakun International Investment and Holding Group (the “Company”), of our report dated May 14, 2018 related to the balance sheets of PBG Water Solutions International Inc. as of December 31, 2017 and 2016 and the related statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows, for the year ended December 31, 2017 and the period from August 4, 2016 (incorporation date) to December 31, 2016 as of and for the years ended December 31, 2017 and 2016 included in the Company’s Registration Statement on Form 10 filed with the Securities and Exchange Commission on May 14, 2018, as amended on July 3, 2018 and September 12, 2018.

/s/ Yu Certified Public Accountant, P.C.
New York, NY

Dated: October 3rd, 2018